Filed pursuant to Rule 424(b)(5)

Registration No. 333-190682

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.600% Senior Notes due 2020	$100,000,000	100.838%	$100,838,000	$11,717.38
3.250% Senior Notes due 2025	$300,000,000	98.937%	$296,811,000	$34,489.44
4.500% Senior Notes due 2045	$250,000,000	99.728%	$249,320,000	$28,970.99

(1)	The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-190682 filed by the registrant on August 16, 2013.

Prospectus Supplement

February 3, 2015

(To Prospectus dated August 16, 2013)

$650,000,000

GATX Corporation

$100,000,000 2.600% Senior Notes due 2020

$300,000,000 3.250% Senior Notes due 2025

$250,000,000 4.500% Senior Notes due 2045

We are offering for sale $100,000,000 aggregate principal amount of 2.600% senior notes due 2020 (the “new 2020 notes”), $300,000,000 aggregate principal amount of 3.250% senior notes due 2025 (the “2025 notes”), and $250,000,000 aggregate principal amount of 4.500% senior notes due 2045 (the “2045 notes” and, together with the new 2020 notes and the 2025 notes, the “notes”). The new 2020 notes will bear interest at the rate of 2.600% per year, the 2025 notes will bear interest at the rate of 3.250% per year, and the 2045 notes will bear interest at the rate of 4.500% per year. Interest on the new 2020 notes is payable on March 30 and September 30 of each year, beginning on March 30, 2015. Interest on the 2025 and the 2045 notes is payable on March 30 and September 30 of each year, beginning on September 30, 2015. The new 2020 notes will mature on March 30, 2020, the 2025 notes will mature on March 30, 2025, and the 2045 notes will mature on March 30, 2045.

The new 2020 notes offered hereby constitute a further issuance of the 2.600% senior notes due 2020, of which $250,000,000 principal amount was issued on October 31, 2014 (the “existing 2020 notes”). The new 2020 notes will form a single series with the existing 2020 notes and will have the same terms other than the initial offering price. Immediately upon settlement, the new 2020 notes offered hereby will have the same CUSIP number and will trade interchangeably with the existing 2020 notes.

We may redeem some or all of the notes at our option at any time prior to maturity at the redemption prices described under the caption “Description of Notes—Optional Redemption” in this prospectus supplement. If we experience a change of control repurchase event, we may be required to offer to purchase the notes from holders at a purchase price described under the caption “Description of Notes—Repurchase Upon Change of Control Repurchase Event” in this prospectus supplement.

The notes will be senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

We do not intend to make application to list the notes on any national securities exchange or to include them in any automated quotation system.

See “Risk Factors” beginning on page S-1 of this prospectus supplement for a discussion of certain risk factors that prospective investors should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per new 2020 Note	Total	Per 2025 Note	Total	Per 2045 Note	Total
Public offering price(1)	100.838%	$100,838,000	98.937%	$296,811,000	99.728%	$249,320,000
Underwriting discount	0.600%	$600,000	0.650%	$1,950,000	0.875%	$2,187,500
Proceeds to GATX Corporation (before expenses)(1)	100.238%	$100,238,000	98.287%	$294,861,000	98.853%	$247,132,500

(1)	Plus, in the case of the new 2020 notes, $693,333.33 in accrued and unpaid interest from and including October 31, 2014 to, but excluding, February 6, 2015. Plus, in the case of the 2025 notes and the 2045 notes, accrued and unpaid interest, if any, from February 6, 2015.

The underwriters expect to deliver the notes to purchasers through the book-entry facilities of The Depository Trust Company against payment in New York, New York on or about February 6, 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup

Senior Co-Managers

Morgan Stanley	Mizuho Securities	US Bancorp	Wells Fargo Securities

Co-Managers

BMO Capital Markets	KeyBanc Capital Markets	Loop Capital Markets
PNC Capital Markets LLC	The Williams Capital Group, L.P.	BNY Mellon Capital Markets, LLC

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of the notes in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the information we have previously filed with the Securities and Exchange Commission that we incorporate by reference is accurate as of any date other than their respective dates. If information in this prospectus supplement updates information in the accompanying prospectus, the information in the prospectus supplement will apply and will supersede that information in the accompanying prospectus.

In this prospectus supplement, unless the context requires otherwise, “GATX Corporation,” “we,” “us,” “our” and “the Company” refer to GATX Corporation and its consolidated subsidiaries.

i

RISK FACTORS

You should consider carefully the following risks, together with the other information included or incorporated by reference in this prospectus, before making a decision to participate in an offering for the sale of the notes. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities, including the notes, could decline, and you might lose all or part of your investment.

Risks Relating to our Business

See the risk factors set forth in GATX’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”), beginning on page 14, for a discussion of certain material risks relating to our businesses.

Risks Relating to the Notes

The notes are effectively subordinated to our secured indebtedness and the existing and future liabilities of our subsidiaries.

The notes are our senior unsecured obligations and will rank equal in right of payment to our other senior unsecured debt from time to time outstanding. The notes are not secured by any of our assets. Any claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and other business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market-making at any time. We cannot assure you:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Repurchase Event (as defined in “Description of Notes—Repurchase Upon Change of Control Repurchase Event”), there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Repurchase Upon Change of Control Repurchase Event.”

RECENT DEVELOPMENTS

On January 22, 2015, we publicly announced our results of operations for the fourth quarter and full-year of 2014. We announced total revenues for the quarter ended December 31, 2014 of $401.4 million compared to $356.6 million for the quarter ended December 31, 2013, and total revenues for the full year 2014 of $1,451.0 million compared to $1,321.0 million for the full year 2013. We announced net income for the quarter ended December 31, 2014 of $58.5 million, or $1.30 per diluted share, compared to $53.3 million, or $1.14 per diluted share, for the quarter ended December 31, 2013, and net income for the full year 2014 of $205.0 million, or $4.48 per diluted share, compared to $169.3 million, or $3.59 per diluted share, for the full year 2013. In addition, we announced total assets at December 31, 2014 of $6,937.5 million, compared to $6,549.6 million at December 31, 2013, total liabilities at December 31, 2014 of $5,623.5 million, compared to $5,152.6 million at December 31, 2013, and total shareholders’ equity at December 31, 2014 of $1,314.0 million, compared to $1,397.0 million at December 31, 2013.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes offered by this prospectus supplement are expected to be approximately $641 million. We intend to use these net proceeds for several purposes, including: (i) repayment of the $100 million aggregate principal amount outstanding of our 5.700% notes due April 15, 2015, (ii) repayment of the $250 million aggregate principal amount outstanding of our 4.750% notes due May 15, 2015 and (iii) for general corporate purposes, including working capital and capital expenditures.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

	Nine Months Ended September 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges(a)	2.22x	1.86x	1.79x	1.59x	1.41x	1.49x

(a)	The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings”. “Fixed charges” consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and the interest portion of operating lease expense. “Earnings” consist of the sum of: income before income taxes and share of affiliates’ earnings; fixed charges; and income distributions from affiliates.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference may contain statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. These statements may appear throughout this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, including without limitation, in the sections entitled “Business”, “Risk Factors” and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the year ended December 31, 2013. Forward-looking statements refer to information that is not purely historical, such as estimates, projections and statements relating to our business plans, objectives and expected operating results, and the assumptions on which those statements are based. Some of these statements may be identified by words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project” or other similar words. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results or developments to differ materially from the forward-looking statements.

A detailed discussion of the known material risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our other filings with the Securities and Exchange Commission (the “SEC”). Specific risks and uncertainties include, but are not limited to,

•	changes in regulatory requirements for tank cars in crude, ethanol, and other flammable liquid commodity service;

•	competitive factors in our primary markets, including lease pricing and asset availability;

•	weak economic conditions, financial market volatility, and other factors that may negatively affect the rail, marine, and other industries served by us and our customers;

•	inability to maintain satisfactory lease rates or utilization levels for our assets, or increased operating costs in our primary operating segments;

•	changes to laws, rules, and regulations applicable to GATX and our rail, marine, and other assets, or failure to comply with those laws, rules and regulations;

•	operational disruption and increased costs associated with compliance maintenance programs and other maintenance initiatives;

•	financial and operational risks associated with long-term railcar purchase commitments;

•	deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs;

•	unfavorable conditions affecting certain assets, customers or regions where we have a large investment;

•	risks related to our international operations and expansion into new geographic markets;

•	inadequate allowances to cover credit losses in our portfolio or declines in the credit quality of our customer base;

•

impaired asset charges that may result from weak economic or market conditions, changes to laws, rules, and regulations affecting our assets, events related to particular customers or asset types, or portfolio management decisions we implement;

•	environmental remediation costs or a negative outcome in our pending or threatened litigation;

•	our inability to obtain cost-effective insurance;

•	operational and financial risks related to our affiliate investments, particularly where certain affiliates may contribute significantly to our consolidated operating profit;

•	reduced opportunities to generate asset remarketing income; and

•	failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees.

Given these risks and uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. We have based these forward-looking statements on information currently available and disclaim any intention or obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities under “Description of Debt Securities” in the accompanying prospectus.

General

The $100,000,000 aggregate principal amount of new 2020 notes offered hereby constitutes a further issuance of the existing 2020 notes, of which $250,000,000 principal amount was issued on October 31, 2014. The new 2020 notes will form a single series with the existing 2020 notes under the Indenture (as defined below) and will have the same terms other than the initial offering price. Immediately upon settlement, the new 2020 notes offered hereby will have the same CUSIP number and will trade interchangeably with the existing 2020 notes. Upon completion of this offering, an aggregate principal amount of $350,000,000 of 2.600% senior notes due 2020 will be outstanding.

The 2025 notes will initially be limited in aggregate principal amount to $300,000,000. The 2045 notes will initially be limited in aggregate principal amount to $250,000,000.

The notes will be senior securities as described in the accompanying prospectus. We will issue the notes under an indenture dated as of February 6, 2008 (the “Indenture”) between us and U.S. Bank National Association, as Trustee. The Indenture does not limit the amount of additional unsecured indebtedness ranking equally and ratably with the notes that we may incur. We may, from time to time, without the consent of the holders of the notes, issue notes under the Indenture in addition, and with identical terms, to the notes offered by this prospectus supplement. The statements in this prospectus supplement concerning the notes and the Indenture are not complete and you should refer to the provisions in the Indenture, which are controlling. Whenever we refer to provisions of the Indenture, those provisions are incorporated in this prospectus supplement by reference as a part of the statements we are making, and the statements are qualified in their entirety by these references.

Maturity

The new 2020 notes will mature on March 30, 2020, the 2025 notes will mature on March 30, 2025, and the 2045 notes will mature on March 30, 2045.

Interest

The new 2020 notes will bear interest at the rate of 2.600% per year. Interest on the new 2020 notes will accrue from and including October 31, 2014. We will pay interest on the new 2020 notes on March 30 and September 30 of each year to the person in whose name such new 2020 note is registered at the close of business on the preceding March 15 or September 15, respectively, except that the interest payable on the maturity date, or, if applicable, upon redemption, will be payable to the person to whom the principal on the new 2020 note is payable. We will make the first interest payment on the new 2020 notes on March 30, 2015.

The 2025 notes will bear interest at the rate of 3.250% per year. Interest on the 2025 notes will accrue from and including February 6, 2015. We will pay interest on the 2025 notes on March 30 and September 30 of each year to the person in whose name such 2025 note is registered at the close of business on the preceding March 15 or September 15, respectively, except that the interest payable on the maturity date, or, if applicable, upon redemption, will be payable to the person to whom the principal on the 2025 note is payable. We will make the first interest payment on the 2025 notes on September 30, 2015.

The 2045 notes will bear interest at the rate of 4.500% per year. Interest on the 2045 notes will accrue from and including February 6, 2015. We will pay interest on the 2045 notes on March 30 and September 30 of each year to the person in whose name such 2045 note is registered at the close of business on the preceding March 15 or September 15, respectively, except that the interest payable on the maturity date, or, if applicable, upon redemption, will be payable to the person to whom the principal on the 2045 note is payable. We will make the first interest payment on the 2045 notes on September 30, 2015.

Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. Payments of interest and principal will be made in United States dollars.

Ranking

The notes will be senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness.

Denominations

The authorized denominations of the notes will be $1,000 or any amount in excess of $1,000 which is an integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with the transaction.

Optional Redemption

The notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:

(i)	100% of the principal amount of the notes to be redeemed; and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest on the notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below), plus 20 basis points in the case of the new 2020 notes, plus 25 basis points in the case of the 2025 notes, and plus 35 basis points in the case of the 2045 notes.

Notwithstanding the foregoing, if the new 2020 notes are redeemed on or after February 29, 2020, the redemption price will be 100% of the principal amount of the new 2020 notes to be redeemed.

Notwithstanding the foregoing, if the 2025 notes are redeemed on or after December 30, 2024, the redemption price will be 100% of the principal amount of the 2025 notes to be redeemed.

Notwithstanding the foregoing, if the 2045 notes are redeemed on or after September 30, 2044, the redemption price will be 100% of the principal amount of the 2045 notes to be redeemed.

In each case, GATX Corporation will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption, all as certified to the Trustee by the Quotation Agent.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banking institutions in Chicago, Illinois, Hartford, Connecticut or New York, New York, are authorized or obligated by law or executive order to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for that redemption date.

“Quotation Agent” means any of the Reference Treasury Dealers appointed by us, as certified to the Trustee by us.

“Reference Treasury Dealer” means, (a) with respect to the new 2020 notes, each of (i) Citigroup Global Markets Inc., (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated and (iii) Morgan Stanley & Co. LLC and their respective successors, and (b) with respect to the 2025 notes and the 2045 notes, each of (i) Citigroup Global Markets Inc. and (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, in each case, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute for it another nationally recognized investment bank that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

We will mail notice of a redemption to holders of notes by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Repurchase Upon Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event, unless we have exercised our right to redeem the notes as described under “—Optional Redemption,” the Indenture provides that each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Repurchase Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

“Below Investment Grade Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated Below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any one of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;

•

the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

•

we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or that of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

•	the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

•	the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of our board of directors who:

•	was a member of our board of directors on the date of the Indenture; or

•

was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the Indenture.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Discharge, Defeasance and Covenant Defeasance

The notes are not subject to defeasance or covenant defeasance.

Registration, Transfer and Exchange

We appointed the Trustee as securities registrar for the purpose of registering the notes and transfers and exchanges of the notes and, subject to the terms of the Indenture, the notes may be presented for registration of transfer and exchange at the offices of the Trustee.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement with respect to the notes dated the date of this prospectus supplement, the underwriters named below, for whom Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes indicated in the following table:

Underwriter	Principal Amount of new 2020 Notes	Principal Amount of 2025 Notes	Principal Amount of 2045 Notes
Citigroup Global Markets Inc.	$30,500,000	$91,500,000	$76,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	30,500,000	91,500,000	76,250,000
Morgan Stanley & Co. LLC	10,000,000	30,000,000	25,000,000
Mizuho Securities USA Inc.	5,000,000	15,000,000	12,500,000
U.S. Bancorp Investments, Inc.	5,000,000	15,000,000	12,500,000
Wells Fargo Securities, LLC	5,000,000	15,000,000	12,500,000
BMO Capital Markets Corp.	2,500,000	7,500,000	6,250,000
KeyBanc Capital Markets Inc.	2,500,000	7,500,000	6,250,000
Loop Capital Markets LLC	2,500,000	7,500,000	6,250,000
PNC Capital Markets LLC	2,500,000	7,500,000	6,250,000
The Williams Capital Group, L.P.	2,500,000	7,500,000	6,250,000
BNY Mellon Capital Markets, LLC	1,500,000	4,500,000	3,750,000

Total	$100,000,000	$300,000,000	$250,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.350% of the principal amount of the new 2020 notes, 0.400% of the principal amount of the 2025 notes, and 0.500% of the principal amount of the 2045 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.200% of the principal amount of the new 2020 notes, 0.200% of the principal amount of the 2025 notes, and 0.350% of the principal amount of the 2045 notes. After the initial public offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid by GATX Corporation
Per new 2020 Note	0.600%
Per 2025 Note	0.650%
Per 2045 Note	0.875%

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover overallotments or to stabilize the prices of the notes, the underwriters may bid for, and purchase, notes on the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering, if the underwriters repurchase previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the notes.

We estimate that our total expenses for this offering, not including the underwriting discounts, will be approximately $1,000,000.

Certain underwriters have performed certain investment banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their respective businesses. Certain affiliates of the underwriters are lenders under our bank credit facilities. In addition, the underwriters or their affiliates from time to time may hold outstanding debt securities issued by us. As a result, the underwriters or their affiliates may receive a portion of the net proceeds received by us from the sale of the notes. See “Use of Proceeds.”

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the notes, or the possession, circulation or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the notes, in any jurisdiction where action for that purpose is required. Accordingly, the notes offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering material or advertisements in connection with the notes may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL OPINIONS

The validity of the notes will be passed upon on our behalf by Mayer Brown LLP, Chicago, Illinois. The validity of the notes will be passed upon on behalf of the underwriters by Winston & Strawn LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of GATX Corporation appearing in GATX Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of GATX Corporation’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014; and

•

Current Reports on Form 8-K filed on February 28, 2014, March 24, 2014, April 29, 2014 (filed pursuant to Item 5.07 only), July 11, 2014, September 29, 2014, October 30, 2014, October 31, 2014 and November 3, 2014.

We also incorporate by reference all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus supplement and the accompanying prospectus.

Statements made in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

You may request a copy of any filings referred to above, at no cost, excluding any exhibits to those filings unless the exhibit is specifically incorporated by reference in those filings, by writing or telephoning us at the following address and telephone number:

Lisa M. Ibarra

Assistant Secretary

GATX Corporation

222 West Adams Street

Chicago, Illinois 60606-5314

(312) 621-6200

PROSPECTUS

GATX Corporation

Debt Securities

We may offer and sell our debt securities from time to time in one or more offerings. In this prospectus, we describe generally the terms of these debt securities, which may consist of senior securities or subordinated securities. We will describe the specific terms of the debt securities that we offer in a supplement or supplements to this prospectus at the time of each offering. If any offering involves underwriters, dealers or agents, we will describe our arrangements with them in the prospectus supplement and if applicable, pricing supplements, that relate to that offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 16, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the shelf registration process. Under this shelf process, the debt securities described in this prospectus may be sold in one or more separate offerings. We provide information to you about these securities in three documents that progressively provide more detail:

1. This prospectus, which contains general information that may or may not apply to each offering of securities.

2. The applicable prospectus supplement, which will contain more specific information than this prospectus and may also add, update or change information contained in this prospectus. To the extent information differs from this prospectus, you should rely on the different information in the applicable prospectus supplement.

3. The pricing supplement, if applicable, will provide final details about a specific offering and the terms of the offered securities, including their price. To the extent information differs from this prospectus or the prospectus supplement, you should rely on the different information in the pricing supplement.

You should read both this prospectus and any prospectus supplement or pricing supplement together with any additional information described under the heading “Where You Can Find More Information” below to learn more about us and the securities offered.

References in this prospectus to “GATX,” “Company,” “we,” “us” and “our” refer to GATX Corporation and its consolidated subsidiaries.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any prospectus supplement delivered with this prospectus, and the documents we incorporate by reference may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. These statements refer to information that is not purely historical, such as estimates, projections and statements relating to our business plans, objectives and expected operating results, and the assumptions on which those statements are based. Some of these statements may be identified by words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project” or other similar words. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in the applicable prospectus supplement or the documents incorporated by reference in this prospectus, and that actual results or events may differ materially from the forward-looking statements.

Specific risks and uncertainties that might cause actual results to differ from expectations include, but are not limited to, (1) general economic, market, regulatory and political conditions affecting the rail, marine and other industries served by GATX and its customers; (2) competitive factors in GATX’s primary markets, including lease pricing and asset availability; (3) lease rates, utilization levels and operating costs in GATX’s primary operating segments; (4) conditions in the capital markets or changes in GATX’s credit ratings and financing costs; (5) risks related to GATX’s international operations and expansion into new geographic markets; (6) risks related to compliance with, or changes to, laws, rules and regulations applicable to GATX and its rail, marine and other assets; (7) operational disruption and increased costs associated with compliance maintenance programs and other maintenance initiatives; (8) operational and financial risks associated with long-term railcar purchase commitments; (9) changes in loss provision levels within GATX’s portfolio; (10) conditions affecting certain assets, customers or regions where GATX has a large investment; (11) impaired asset charges that may result from changing market conditions or portfolio management decisions implemented by GATX; (12) opportunities for remarketing income; (13) labor relations with unions representing GATX employees; and (14) the outcome of pending or threatened litigation.

Given these risks and uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. GATX has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.

GATX CORPORATION

GATX leases, operates, manages and remarkets long-lived, widely-used assets, primarily in the rail and marine markets. GATX also invests in joint ventures that complement existing business activities. Headquartered in Chicago, Illinois, GATX reports financial results through four primary business segments: Rail North America, Rail International, American Steamship Company (“ASC”) and Portfolio Management.

GATX and its rail affiliates lease tank cars, freight cars and locomotives in North America, Europe and India. GATX’s rail customers primarily operate in the chemical, petroleum, food/agriculture and transportation industries.

Rail North America is comprised of GATX’s wholly-owned operations in the United States, Canada and Mexico, as well as two affiliate investments. Rail North America primarily provides railcars pursuant to full-service leases under which it maintains the railcars, pays ad valorem taxes and insurance and provides other ancillary services. Rail North America also includes a locomotive leasing business, which consists of the leasing of four-axle and six-axle locomotives. Rail North America operates an extensive network of service facilities in the United States and Canada that perform repair, maintenance, modification and regulatory compliance work on the railcar fleet.

Rail International is comprised of GATX’s wholly-owned European operations (“Rail Europe”) and its railcar leasing business in India (“Rail India”), as well as two affiliate investments. Rail Europe leases railcars, predominantly tank cars to customers throughout Europe pursuant to full-service leases under which it maintains the railcars and provides insurance and other ancillary services. Rail India began operations in 2012 and is the first leasing company registered under the Indian Railways Wagon Leasing Scheme. Rail Europe operates service centers in Hannover, Germany and Ostróda, Poland that perform significant repairs, regulatory compliance and modernization work for owned railcars. In India, all maintenance of railcars is performed by the Indian Railways or by a third party service provider retained by the Indian Railways.

ASC operates the largest fleet of U.S. flagged vessels on the Great Lakes, providing waterborne transportation of dry bulk commodities such as iron ore, coal, limestone aggregates and metallurgical limestone. End markets for these commodities include domestic automobile manufacturing, electricity generation and non-residential construction.

Portfolio Management is an aggregation of a group of diversified owned assets and joint venture investments (“affiliates”) and provides leasing, asset remarketing and asset management services. Portfolio Management selectively invests in long-lived, widely used assets with a focus on domestic marine and container related equipment and extends its market reach through affiliate investments. Portfolio Management’s wholly-owned portfolio primarily consists of investments in operating assets, finance lease assets and secured loans. Operating and finance lease assets include chemical parcel tankers, shipping containers, inland marine barges, gas compression equipment, biofuel equipment, and other transportation equipment. Portfolio Management’s investments in affiliated companies primarily include aircraft engine leasing and shipping operations. Portfolio Management also remarkets assets, generating portfolio proceeds and asset disposition gains and losses. Portfolio Management further leverages its equipment knowledge by managing portfolios of assets for third parties. The majority of these managed assets are in markets where GATX has a high level of expertise. Portfolio Management generates fee and residual sharing income through portfolio administration and remarketing of these assets.

General

We are a New York corporation. Our principal executive offices are located at 222 West Adams Street, Chicago, Illinois 60606-5314. Our telephone number is (312) 621-6200.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

	Six Months Ended June 30,	Year Ended December 31,
	2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges(a)	1.60x	1.79x	1.59x	1.41x	1.49x	2.01x

(a)	The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings”. “Fixed charges” consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and the interest portion of operating lease expense. “Earnings” consist of income before income taxes, share of affiliates’ earnings, and fixed charges, plus dividends from affiliates.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement and pricing supplement, if any, we will use the net proceeds from the sale of the debt securities offered by this prospectus for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any debt securities that we may offer in the future, to which a future prospectus supplement and pricing supplement, if any, may relate. At the time that we offer debt securities, we will describe in the prospectus supplement and pricing supplement, if any, that relates to that offering (1) the specific terms of the debt securities and (2) the extent to which the general terms described in this section apply to those debt securities.

We expect to issue debt securities consisting of senior securities and subordinated securities. The senior securities are to be issued under an indenture between GATX and U.S. Bank National Association, as trustee. The subordinated securities are to be issued under a separate indenture between GATX and U.S. Bank National Association, as trustee. Forms of the indentures for the senior securities and the subordinated securities are included as exhibits to the registration statement to which this prospectus forms a part. In the discussion that follows, we summarize particular provisions of the indentures. Our discussion of indenture provisions is not complete. You should read the indentures for a more complete understanding of the provisions we describe.

The aggregate principal amount of debt securities that we may issue under each of the indentures is unlimited.

General

The indentures provide that debt securities in an unlimited amount may be issued thereunder from time to time in one or more series. The senior securities will rank equally and ratably with the other senior indebtedness of GATX. The subordinated securities will be subordinated and junior in right of payment to certain indebtedness of GATX to the extent set forth in the applicable prospectus supplement and pricing supplement, if any.

Each prospectus supplement and pricing supplement, if any, relating to a particular offering of debt securities will describe the specific terms of debt securities. Those specific terms will include the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

•	the date or dates on which the debt securities will mature;

•

the rate or rates at which the debt securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which any such interest will accrue;

•

the payment dates on which interest, if any, on the debt securities will be payable, and the extent to which, or the manner in which, any interest payable on a temporary global debt security on an interest payment date will be paid;

•	any mandatory or optional sinking fund or analogous provisions;

•

each office or agency where, subject to the terms of the indenture, the principal of and any premium and interest on the debt securities will be payable and each office or agency where, subject to the terms of the indenture, the debt securities may be presented for registration of transfer or exchange;

•

the date, if any, after which and the price or prices at which the debt securities may be redeemed, in whole or in part at the option of GATX or the holder of debt securities, or according to mandatory redemption provisions, and the other detailed terms and provisions of any such optional or mandatory redemption provisions;

•	the denominations in which any debt securities will be issuable, if other than denominations of $1,000;

•	any index used to determine the amount of payments of principal of and any premium and interest on the debt securities;

•	the portion of the principal amount of the debt securities, if other than the principal amount, payable upon acceleration of maturity;

•	the person who shall be the security registrar for the debt securities, if other than the trustee, the person who shall be the initial paying agent and the person who shall be the depositary;

•	the terms of subordination applicable to any series of subordinated securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indentures.

Any such prospectus supplement and pricing supplement, if any, will also describe any special provisions for the payment of additional amounts with respect to the debt securities of such series.

Except where specifically described in the applicable prospectus supplement and pricing supplement, if any, the indentures do not contain any covenants designed to protect holders of the debt securities against a reduction in the creditworthiness of GATX in the event of a highly leveraged transaction or to prohibit other transactions which may adversely affect holders of the debt securities.

We may issue debt securities as original issue discount securities to be sold at a substantial discount below their stated principal amounts. We will describe in the relevant prospectus supplement and pricing supplement, if any, any special United States federal income tax considerations that may apply to debt securities issued at such an original issue discount. Special United States tax considerations applicable to any debt securities that are denominated in a currency other than United States dollars or that use an index to determine the amount of payments of principal of and any premium and interest on the debt securities will also be set forth in a prospectus supplement and pricing supplement, if any.

Book Entry System

According to the indentures, so long as the depositary’s nominee is the registered owner of a global security, that nominee will be considered the sole owner of the debt securities represented by the global security for all purposes. Except as provided in the relevant prospectus supplement and pricing supplement, if any, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders of the debt securities under the indentures. Principal of, premium, if any, and interest on a global security will be payable in the manner described in the relevant prospectus supplement and pricing supplement, if any.

Unless otherwise provided in the prospectus supplement and pricing supplement, if any, the global security representing debt securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), or other successor depositary appointed by us (DTC or such other depositary is referred to in this prospectus as the

“depositary”) and registered in the name of the depositary or its nominee. The global security will bear a legend regarding the restrictions on exchange and registration of transfer referred to below and any other matters as may be provided for in the indentures. Debt securities will not be issued in definitive form unless the prospectus supplement and pricing supplement, if any, states otherwise.

No global security may be exchanged for registered debt securities, and no transfer of a global security may be registered in the name of any person other than the depositary or its nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary as required by the indentures; or

•	there exist any other circumstances described in the applicable prospectus supplement and pricing supplement, if any.

All debt securities issued in exchange for a global security or any portion of a global security will be registered in the names that the depositary directs.

DTC has advised that:    it is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to

Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the debt securities held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the Euroclear System.

When we issue debt securities represented by a global security, purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except when use of the book-entry system for the debt securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

When the depositary, or its nominee, is the registered owner of the global security, it will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indentures. Except as described above, beneficial owners:

•	will not be entitled to have debt securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities in definitive form; and

•	will not be considered the owners or holders of the global security or any debt securities represented by the global security for any purpose under the indentures.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of any principal of and interest on the debt securities represented by the global security registered in the name of the depositary or its nominee will be made by us through the trustee or a paying agent, which may also be the trustee, to the depositary or its nominee as the registered owner of the global security. Neither we, the trustee, nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We have been advised that DTC will credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC, the paying agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of GATX or the paying agent, disbursement of those payments to direct participants shall be the responsibility of DTC and disbursement of the payments to the beneficial owners shall be the responsibility of direct and indirect participants.

The information in this section concerning the depositary and the depositary’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules of the relevant European international clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants will be required to deliver instructions directly to Clearstream, Luxembourg or the Euroclear System, as the case may be.

Because of time-zone differences, credits of debt securities received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Form, Exchange and Transfer

We will issue the debt securities of each series only in registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement and pricing supplement, if any, only in denominations of $1,000 and integral multiples thereof.

Holders may, at their option, but subject to the terms of the indentures and the limitations that apply to global securities, exchange their debt securities for other debt securities of the same series containing identical terms and provisions, in any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations that apply to global securities, holders may exchange debt securities as provided above. No service charge applies for any registration of transfer or exchange of debt securities, but the holder may have to pay any tax or other governmental charge associated with registration of transfer or exchange. We have appointed the trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement and pricing supplement, if any. We may at any time designate additional transfer agents or cancel the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities are to be partially redeemed, we will not be required to:

•

issue or register the transfer of or exchange any debt security during a period beginning 15 days before the day of the selection for redemption of the debt securities of the applicable series and ending on the close of business on the day of such selection; or

•	register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

We will pay interest on a debt security on any interest payment date to the registered holder of the debt security as of the close of business on the regular record date for payment of interest. If the debt securities do not remain in book entry form, the record date for each interest payment date will be the close of business on the fifteenth calendar day immediately preceding the applicable interest payment date. If we default in paying interest on a debt security, we will pay such interest either:

•	on a special record date between 10 and 15 days before the payment; or

•	in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities may be listed for trading.

We will pay the principal of and any premium and interest on the debt securities at the office of the paying agent or paying agents that we designate. We may pay interest by check mailed to the address of the person entitled to the payment as the address appears in the security register. We have designated the corporate trust office of the trustee as our sole paying agent for payments on the debt securities. Any other paying agents initially designated by us for the debt securities will be named in the applicable prospectus supplement and pricing supplement, if any. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Any money paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable may be repaid to us at our request.

Subordination

We may issue subordinated securities from time to time in one or more series under the subordinated indenture. Our subordinated securities will be subordinated and junior in right of payment to certain other indebtedness of GATX to the extent set forth in the applicable prospectus supplement and pricing supplement, if any.

Certain Covenants of GATX with Respect to Senior Securities

In this section we describe the principal covenants that will apply to the senior securities unless otherwise indicated in the applicable prospectus supplement and pricing supplement, if any.

Limitation on Liens.    The senior securities offered hereby are not secured by mortgage, pledge or other lien. We have covenanted that neither we nor any Restricted Subsidiary (which the indenture relating to the senior securities defines as any subsidiary which is a consolidated subsidiary, in accordance with generally accepted accounting principles) will subject any of our property, tangible or intangible, real or personal, to any lien unless the senior securities are secured equally and ratably with other indebtedness thereby secured. Specifically excluded from this covenant are liens existing on the date of the indenture, as well as certain other liens, and the extension, renewal or replacement of those liens including without limitation:

(a) Liens on any property provided that the creditor has no recourse against GATX or any Restricted Subsidiary except recourse to such property or proceeds of any sale or lease of such property;

(b) Liens on property existing at the time of acquisition (including acquisition through merger or consolidation) or given in connection with financing the purchase price or cost of construction or improvement of property so long as the financing is completed within 180 days of the acquisition (or 18 months in the case of rail equipment, marine equipment, transportation-related containers and certain information technology assets);

(c) Liens securing certain intercompany indebtedness;

(d) A banker’s lien or right of offset;

(e) Liens arising under the Employee Retirement Income Security Act of 1974, as amended, to secure any contingent liability of GATX;

(f) Liens on sublease interests held by GATX if those liens are in favor of the person leasing the property subject to the sublease to GATX;

(g) Various specified governmental liens and deposits;

(h) Various other liens not incurred in connection with the borrowing of money (including purchase money indebtedness) or the obtaining of advances or credit;

(i) Liens incurred in connection with securing performance of letters of credit, bids, tenders, appeal and performance bonds not incurred in connection with the borrowing of money or obtaining of advances or payment of the deferred purchase price of property; and

(j) Other liens not permitted by any of the preceding clauses on property, provided no such lien shall be incurred pursuant to clause (j) if the aggregate amount of indebtedness secured by liens incurred pursuant to clause (j) subsequent to the date of the indenture, including the lien proposed to be incurred, would exceed 20% of Net Tangible Assets (which the indenture relating to the senior securities defines as the total assets of GATX less (x) current liabilities and (y) intangible assets).

Satisfaction and Discharge

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash or U.S. government obligations to pay all the principal, interest and any premium due to the stated maturity date or redemption date of debt securities.

Merger and Consolidation

Each indenture provides that we may not consolidate or merge with or into any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless we are the continuing corporation or successor corporation, or the successor or transferee corporation is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all of our obligations under the applicable indenture and, immediately after giving effect to the consolidation, merger, sale or conveyance, we or the successor or transferee corporation will not be in default of the performance of any covenant or condition in the indenture.

Modification and Waiver

The indentures provide that we and the trustee may modify and amend the indentures with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment:

•	Change the stated maturity of the principal of, or any installment of interest on or any additional amounts payable with respect to, any debt security or change the redemption price;

•	Reduce the principal amount of, or interest on, any debt security or reduce the amount of principal which could be declared due and payable prior to the stated maturity;

•	Change the place or currency of any payment of principal or interest on any debt security;

•	Impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	Reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend each indenture; or

•	Modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default to less than a majority.

Except with respect to certain fundamental provisions, the holders of at least a majority in principal amount of outstanding debt securities of any series may, with respect to such series, waive past defaults under each indenture.

Events of Default, Waiver and Notice

An event of default with respect to any debt security of any series is defined in each indenture as being:

•	Default in payment of any interest on or any additional amounts payable in respect of any debt security of that series which remains uncured for a period of 30 days;

•

Default in payment of principal (and premium, if any) on the debt securities of that series when due either at maturity, upon optional or mandatory redemption, as a sinking fund installment, by declaration or otherwise;

•

Our default in the performance or breach of any other covenant or agreement in respect of the debt securities of such series in each indenture which shall not have been remedied for a period of 90 days after notice;

•	Certain events regarding our bankruptcy, insolvency and reorganization; and

•	Any other event of default established for the debt securities of such series set forth in the applicable prospectus supplement and pricing supplement, if any.

Each indenture provides that the trustee may withhold notice to the holders of the debt securities of any default with respect to any series of debt securities (except in payment of principal of, or interest on, the debt securities) if the trustee considers it in the interest of the holders of the debt securities of such series to do so.

Each indenture provides also that:

•

If an event of default due to the default in payment of principal of, or interest on, any series of debt securities, or because of our default in the performance or breach of any other covenant or agreement applicable to the debt securities of such series but not applicable to all outstanding debt securities, shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series then may declare the principal of all debt securities of that series, or such lesser amount as may be provided for in the debt securities of that series, and interest accrued thereon, to be due and payable immediately; and

•

If the event of default resulting from our default in the performance of any other of the covenants or agreements in each indenture applicable to all outstanding debt securities under such indenture or certain events of bankruptcy, insolvency and reorganization shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of all outstanding debt securities (treated as one class) may declare the principal of all debt securities, or such lesser amount as may be provided for in such securities, and interest accrued thereon, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, or premium or interest on, the debt securities) by the holders of a majority in principal amount of the outstanding debt securities of such series (or of all series, as the case may be).

The holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of such series provided that such direction shall not be in conflict with any rule of law or the applicable indenture and shall not be unduly prejudicial to the holders not taking part in such direction. The trustee may also take any other action it deems proper which is consistent with the holders’ direction. If an event of default or other default occurs and is continuing after any applicable notice and/or cure period, then the trustee may in its discretion (and subject to the rights of the holders to control remedies as described above and certain other conditions specified in the indentures) bring such judicial proceedings as the trustee shall deem appropriate or proper.

The indentures provide that no holder of any debt security will have any right to institute any proceeding, judicial or otherwise, with respect to the indentures for the appointment of a receiver or trustee for any other remedy thereunder unless:

•	that holder has previously given the trustee written notice of a continuing event of default;

•

the holders of not less than 25% in principal amount of the outstanding debt securities of any series have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

•

for 60 days after receipt of such notice, request and offer of indemnity, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of outstanding debt securities.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.

However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. We are required to furnish to the trustee under each indenture annually a statement as to performance or fulfillment of its obligations under the applicable indenture and as to any default in such performance or fulfillment.

Notices to holders of the debt securities will be given by mail to the address of the holders as they may appear in the security register.

We, and any agent of us or the trustee, will treat any person or entity in whose name securities are registered as the absolute owner of those debt securities (whether or not the debt securities may be overdue) for the purpose of making payments and for all other purpose respective of notice to the contrary.

CONCERNING THE TRUSTEE

U.S. Bank National Association is the trustee under the indenture for our outstanding senior debt securities, as well as certain of our equipment trust agreements. We maintain banking relationships in the ordinary course of business with U.S. Bank National Association and its affiliates.

PLAN OF DISTRIBUTION

We may sell the debt securities directly to purchasers, through agents, underwriters, or dealers, or through a combination of any of these methods of sale.

We may distribute the debt securities from time to time in one or more transactions at:

•	fixed prices (which may be changed from time to time);

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

Each prospectus supplement and pricing supplement, if any, will describe the method of distribution of the debt securities offered by that prospectus supplement and pricing supplement, if any.

We may designate agents to solicit offers to purchase the debt securities from time to time. The relevant prospectus supplement and pricing supplement, if any, will name the agents and any commissions we pay them. Unless otherwise indicated in the prospectus supplement and pricing supplement, if any, any agent will be acting on a reasonable best efforts basis for the period of its appointment.

If we use any underwriters for the sale of any of the debt securities, we will enter into an underwriting agreement with them at the time of sale, and the names of the underwriters and the terms of the transaction, including commissions, discounts and other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement and pricing supplement, if any, that those underwriters will use to resell the debt securities.

If we use dealers for the sale of the debt securities, we will sell the debt securities to those dealers, as principal. The dealers may then resell the debt securities to the public at varying prices to be determined by them at the time of resale.

In connection with the sale of the debt securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the debt securities may be deemed to be underwriters under the Securities Act of 1933 and any discounts or commissions received by them and any profit on the resale of the debt securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from us will be described in the prospectus supplement and pricing supplement, if any. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments they may be required to make.

Some of the underwriters, dealers or agents and their respective affiliates may be customers of, engage in transactions with and perform services for us or our affiliates in the ordinary course of business.

LEGAL OPINIONS

Unless otherwise stated in a prospectus supplement and pricing supplement, if any, Mayer Brown LLP, Chicago, Illinois, will pass on the validity of the debt securities offered by this prospectus.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2012 (including the schedule appearing therein) and the effectiveness of our internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the offices of the Chicago Stock Exchange at 440 South LaSalle Street, Chicago, Illinois 60605.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents listed below:

•	Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the fiscal year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013; and

•	Current Reports on Form 8-K filed on January 11, 2013, March 12, 2013, March 18, 2013, May 1, 2013, May 3, 2013 and June 28, 2013.

We also incorporate by reference all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

You may request a copy of any filings referred to above, at no cost, excluding any exhibits to those filings unless the exhibit is specifically incorporated by reference in those filings, by writing or telephoning us at the following address and telephone number:

Lisa M. Ibarra

Assistant Secretary

GATX Corporation

222 West Adams Street

Chicago, Illinois 60606-5314

(312) 621-6200

$650,000,000

GATX Corporation

$100,000,000 2.600% Senior Notes due 2020

$300,000,000 3.250% Senior Notes due 2025

$250,000,000 4.500% Senior Notes due 2045

Prospectus Supplement

February 3, 2015

Joint Book-Running Managers

BofA Merrill Lynch

Citigroup

Senior Co-Managers

Morgan Stanley

Mizuho Securities

US Bancorp

Wells Fargo Securities

Co-Managers

BMO Capital Markets

KeyBanc Capital Markets

Loop Capital Markets

PNC Capital Markets LLC

The Williams Capital Group, L.P.

BNY Mellon Capital Markets, LLC